Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 9, 2026 (except for Note 15, Segments, and the “Common Control Combination” and “Reverse Stock Split” sections of Note 1, as to which the date is July 23, 2026), with respect to the consolidated financial statements of Lyntris Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

August 10, 2026